EXHIBIT 21.1

Subsidiaries of Registrant		State of Incorporation

•	World Health Staffing, Inc.	DE

•	World Health Staffing, Inc.	CA

•	JC Nationwide, Inc.	DE

•	Better Solutions, Inc.	PA

•	MedTech Medical Staffing of New England, Inc.	DE

•	Med Tech Franchising, Inc.	DE